CERTIFICATE OF INCORPORATION
OF
GLOBAL 2.0 CORPORATION

The undersigned, desiring to form a corporation under the provisions of the General Corporation Law of the State of Delaware, hereby states as follows:

FIRST: Name. The name of the corporation is GLOBAL 2.0 CORPORATION (the "Corporation").

SECOND: Registered Office and Agent. The Corporation's registered office in the State of Delaware is to be located at 1209 N. Orange St. Wilmington, DE 19801. The registered agent in charge thereof at such address is The Corporation Trust Company.

THIRD: Business. The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on by the Corporation are to do any and all things which corporations may be organized to do under the General Corporation Law of the State of Delaware.

FOURTH: Capitalization The amount of the total authorized capital stock of the Corporation is $110,000,000, consisting of 100,000,000 shares of common stock having a par value of $0.001 per share, and 10,000,000 shares of preferred stock, having a par value of $.002 per share. The powers, preferences, rights, qualifications, limitations or restrictions of such shares shall, subject to the limitations imposed by the General Corporation Law of the State of Delaware, be fixed by resolution of the Board of Directors of the Corporation.

FIFTH: Incorporator. The name and address of the incorporator is as follows:

Scott Landow
2705 Garnet Avenue, Suite 2 A
San Diego, California, 92109

SIXTH: Initial Board of Directors. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the name and mailing address oft eh persons to serve as directors of the Corporation until the first annual meeting of stockholders or until such persons' successors are duly qualified and elected are:

Scott Landow
2705 Garnet Avenue, Suite 2 A
San Diego, California, 92109

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:52 AM 12/28/2015
FILED 11:52 AM 12/28/2015
SR 20151538125 - File Number 5920348

SEVENTH: Directors' Powers. The directors shall, in addition to all other powers granted directors under the General Corporation Law of the State of Delaware, have the power to make and to alter or amend the Bylaws of the Corporation, to affix the amount to be reserved as working capital, and to authorize, and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

EIGHTH: Liability, Indemnification and Advancement of Expenses. No director of the corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, provided that such liability shall not arise out of (i) any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or violation of law, (iii) any liability arising as a result of the violation of section 174 of the General Corporation Law of the State of Delaware, or (iv) any transaction from which such director derived an improper personal benefit. The Corporation shall, to the maximum extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actin, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the maximum extent permitted by law, pay or advance expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. Any such indemnification or advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, hereby makes, files and records this Certificate of Incorporation on behalf of the Corporation, does certify, under penalty of perjury, that the facts herein stated are true, and hereby sets his hand.

DATED as of the 28th day of December, 2015.

Scott Landow, Incorporator